EXHIBIT 99






            SBC Communications Inc.

                                                News Release

LOGO

For more information, contact:
      Larry L. Solomon
      Tel: 210/351-3990
      Fax: 210/351-2903
      Internet:   solomonl@corp.sbc.com


       SBC THIRD-QUARTER EARNINGS PER SHARE INCREASE 17.8 PERCENT

    Solid core businesses, data and vertical services drive results

      SAN ANTONIO, Oct. 15, 1998 - SBC Communications Inc. (NYSE: SBC) today announced third-quarter results, reporting a 17.8 percent increase in earnings per share to $0.53 on a diluted basis from
$0.45 in the third quarter of 1997 (excluding one-time gains in 1998 and merger related costs in 1997). Solid core business performance and strong growth in data and vertical services drove SBC's third-quarter results.
      Earnings for the third quarter increased 19.6 percent to $988 million, before one-time gains resulting from the sale of certain
non-core  businesses,   compared  with  third-quarter  1997  results  of
$826 million,   after   excluding   one-time   expenses  for   strategic
initiatives resulting from the Pacific Telesis merger. On a reported basis, SBC's quarterly earnings were $1.2 billion, or $0.65 per diluted share, compared with $816 million during the third quarter of 1997.
Third-quarter   revenues  increased  7.1 percent  to  $6.8 billion  from
$6.3 billion last year.
       "I'm very proud of the way our company performed this quarter, both for our customers and our shareowners," said Edward E. Whitacre Jr., chairman and chief executive officer. "Our strong third-quarter performance shows that our strategies, our management team and our employees are right on track.
      "As expected, we're realizing the benefits from our merger with Pacific Telesis, and we're seeing positive contributions from across the company, which is a testament to SBC's ability to integrate distinct businesses so that they perform as a single, unified team," Whitacre said.

Highlights of the quarter include:
    Data Services: Data services revenues exceeded $550 million for the quarter, an increase of 33 percent over the same quarter a year ago, reflecting strong customer demand for high-speed dedicated and switched transport services.

    Vertical Services: Vertical services revenues increased over 20 percent, largely driven by increases in Caller ID subscribers. Pacific Bell reached its 1 millionth residential Caller ID subscriber, increasing penetration in the consumer segment to
   11.5 percent from 3 percent in the same quarter last year. Southwestern Bell's Caller ID penetration exceeded 49 percent, the highest in the industry.

    Access Lines: SBC added 388,000 access lines during the quarter and 1.5 million over the last 12 months, resulting in access line growth during the last 12 months of 4.7 percent for SBC's switched services. Line growth on a voice-grade equivalent basis, which includes the impact of both switched services and non-switched high-speed data services such as DS1s and DS3s, was 9.2 percent for the last 12 months. This increase better reflects total line growth as data services play an increasingly important role in telecommunications.

    Wireless: SBC added 151,000 net wireless subscribers during the quarter, driven by strong PCS growth in California. Overall, SBC added 754,000 net subscribers over the last 12 months, increasing the total number of subscribers 14.4 percent during that period.

Wireline Operations

      Revenues at SBC's wireline operations continued to show strong growth. Southwestern Bell Telephone and Pacific Bell quarterly revenues grew 7.2 percent and 8.5 percent over third-quarter 1997 revenues to $2.8 billion and $2.4 billion, respectively.
      Revenue growth was largely driven by high demand for data and vertical services. Data revenues at Southwestern Bell and Pacific Bell grew 35 percent and 27 percent, respectively. Southwestern Bell increased its vertical feature penetration in the third quarter to
2.48 features per line compared with 2.34 features per line in the same quarter last year. Pacific Bell increased feature penetration to 1.04 from .74 features per line over the same period last year.
      At Southwestern Bell, earnings increased 6.6 percent to $403 million from a normalized $378 million in the same quarter last year. Pacific Bell reported earnings growth of 37.3 percent to $320 million from a normalized $233 million in last year's third quarter. Normalized results in 1997 exclude one-time expenses for strategic initiatives resulting from the Pacific Telesis merger. On a reported basis, earnings at Southwestern Bell and Pacific Bell increased 7.8 percent and 38.5 percent over third-quarter 1997 respective earnings of $374 million and $231 million.

Wireless Operations

      SBC's wireless subscriber revenues increased 10.7 percent over the same quarter last year to $911 million, driven by PCS subscriber growth in California. During the third quarter, SBC added a net 100,000 PCS customers in California and Nevada, and 51,000 customers in its cellular markets.
      As a result of strong margin growth in SBC's traditional cellular markets and continued improvement in the profitability of the company's PCS operations, subscriber cash margins increased to 40.5 percent in the quarter compared with 30.7 percent in the third quarter last year.

International Operations

      SBC's international investments performed well in the third quarter, with contributions coming from investments such as Telmex in Mexico and Telkom South Africa. SBC also received its first cash dividend from Telkom South Africa during the quarter. The international wireless businesses in which SBC has invested doubled their number of subscribers during the past 12 months, raising total wireless subscribers to 7 million.
      During the  quarter,  SBC signed a  construction  and  maintenance
agreement  to  participate  in  building  a  state-of-the-art   undersea
communications pipeline linking the United States and Japan. SBC will be one of 12 initial parties with an ownership stake. The network is scheduled to be operational in late 2000.


      SBC Communications Inc. is a global leader in the telecommunications industry, with more than 34.5 million access lines and over 5.9 million wireless customers across the United States, as well as investments in telecommunications businesses in 11 countries. Under the Southwestern Bell, Pacific Bell, Nevada Bell and Cellular One brands, SBC, through its subsidiaries, offers a wide range of innovative services, including local and long-distance telephone service, wireless communications, paging, Internet access, and messaging, as well as telecommunications equipment, and directory advertising and publishing. SBC (www.sbc.com) has more than 118,000 employees and reported 1997 revenues of nearly $25 billion. SBC's equity market value of $81 billion as of September 30, 1998, ranks it as one of the largest telecommunications companies in the world.

                         SBC Communications Inc.
                   Financial Summary and Comparisons
            (dollars in millions, except per share amounts)
                              (unaudited)

                      -- THIRD-QUARTER RESULTS --


EXCLUDING SPECIAL ITEMS                    1998       1997         CHANGE

Operating revenues                       $6,776      $6,329          7.1%

Operating expenses                       $4,986    $4,841 2          3.0%

Earnings                                 $988 1      $826 2         19.6%

Diluted earnings per share              $0.53 1     $0.45 2         17.8%


AS REPORTED

Operating revenues                       $6,776      $6,329          7.1%

Operating expenses                       $4,986      $4,857          2.7%

Earnings                                 $1,207        $816         47.9%

Diluted earnings per share                $0.65       $0.44         47.7%


Weighted average common
  shares outstanding (in millions)        1,835       1,829          0.3%

Weighted average common shares
  outstanding with dilution
  (in millions)                           1,859       1,844          0.8%


1 Adjusted earnings for the third quarter of 1998 excludes after-tax gains of $219, or $0.12 per share, for gains on sales of certain non-core businesses, which is principally the required disposition of SBC's MTN investment in South Africa due to SBC's investment in Telkom South Africa.

2 Third quarter 1997 adjusted information excludes one-time expenses related to strategic initiatives resulting from the merger integration process with Pacific Telesis Group.

                        SBC Communications Inc.
                   Financial Summary and Comparisons
            (dollars in millions, except per share amounts)
                              (unaudited)

                       -- NINE MONTHS RESULTS --

EXCLUDING SPECIAL ITEMS                    1998        1997        CHANGE

Operating revenues                      $19,791   $18,411 2          7.5%

Operating expenses                      $14,633   $14,029 2          4.3%

Earnings                               $2,866 1    $2,401 2         19.4%

Diluted earnings per share              $1.54 1     $1.31 2         17.6%


AS REPORTED

Operating revenues                      $19,791     $18,223          8.6%

Operating expenses                      $14,633     $16,098        (9.1)%

Earnings                                 $3,085        $886           -

Diluted earnings per share                $1.66       $0.48           -

Weighted average common
  shares outstanding (in millions)        1,837       1,826          0.6%

Weighted average common shares
  outstanding with dilution
  (in millions)                           1,862       1,841          1.1%


1 Adjusted earnings for the first nine months of 1998 excludes after-tax gains of $219, or $0.12 per share, for gains on sales of certain non-core businesses, which is principally the required disposition of SBC's MTN investment in South Africa due to SBC's investment in Telkom South Africa.

2 The 1997 adjusted information excludes one-time costs related to strategic initiatives resulting from the merger integration process with Pacific Telesis Group, the impact of several second quarter 1997 regulatory rulings, and the first quarter 1997 settlement gain at Pacific Telesis Group associated with lump sum pension payments that exceeded the projected service and interest costs for 1996 retirements.

                        SBC Communications Inc.
                   Financial Summary and Comparisons
            (dollars in millions, except per share amounts)
                              (unaudited)


The following is provided as supplemental information relating to the overall reported results of SBC Communications Inc. as of or for the nine months ended:

                                                    09/30/98  09/30/97

Operating revenues                                   $19,791   $18,223
Income from continuing operations                      3,085       886
Income from continuing operations per common
share - basic                                           1.68       .48
Income from continuing operations per common
share - assuming dilution                               1.66       .48
Total assets                                          42,529    42,056
Long-term debt                                        11,217    11,636
Dividends per common share                           0.70125   0.67125
Book value per common share                             6.29      5.21
Network access lines (000)                            34,598    33,050